Exhibit (g)(2)

Thrivent Financial Securities Lending Trust

625 Fourth Avenue South

Minneapolis MN 55415

As of November 29, 2012

State Street Bank and Trust Company

Two Avenue de Lafayette, LCC5

Boston, MA 02111

Attention: Conor J. Ivers

Re: Thrivent Financial Securities Lending Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that we would like to make an Amendment to Appendix A of the Master Custodian Agreement (the “Agreement”), dated as of November 26, 2002, as amended, by and among each management investment company party thereto and State Street Bank and Trust Company (“State Street). Effective November 28, 2012, the name of Thrivent Financial Securities Lending Trust was changed to Thrivent Cash Management Trust.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Thrivent Cash Management Trust

By:	/s/ Rebecca A. Paulzine
Name: Rebecca A. Paulzine
Title: Assistant Secretary

Agreed to this 12th day of December, 2012

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President